                                                                   Exhibit 10.17

                                     FORM OF

                               VISTEON CORPORATION
                               SAVINGS PARITY PLAN

                             Effective July 1, 2000

                               VISTEON CORPORATION
                               SAVINGS PARITY PLAN

                  The Visteon Corporation Savings Parity Plan (the "Plan") has been adopted to promote the best interests of Visteon Corporation (the "Company") and the stockholders of the Company by attracting and retaining key management employees possessing a strong interest in the successful operation of the Company and its subsidiaries or affiliates and encouraging their continued loyalty, service and counsel to the Company and its subsidiaries or affiliates. The Plan is adopted effective July 1, 2000.

                    ARTICLE I. DEFINITIONS AND CONSTRUCTION

         Section 1.01. Definitions.

         The following terms have the meanings indicated below unless the context in which the term is used clearly indicates otherwise:

         (a) Account: The record keeping account maintained to record the interest of each Participant under the Plan. An Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Participant's behalf, and may consist of such subaccounts or balances as the Committee may determine to be necessary or appropriate.

         (b) Beneficiary: The person or entity designated by a Participant to be his beneficiary for purposes of this Plan (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other limitations as the Committee may prescribe). A Participant's designation of Beneficiary shall be valid and in effect only if a properly executed designation is filed and approved by the Committee prior to the Participant's death. If a Participant designates his spouse as a beneficiary, such beneficiary designation automatically shall become null and void on the date of the Participant's divorce or legal separation from such spouse. If a valid designation of Beneficiary is not in effect at time of the Participant's death, the estate of the Participant is deemed to be the sole Beneficiary. Beneficiary designations shall be in writing, filed with the Committee, and in such form as the Committee may prescribe for this purpose.

         (c) Board: The Board of Directors of the Company.

         (d) Code: The Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

         (e) Committee: The Compensation Committee of the Board.

         (f) Company: Visteon Corporation, or any successor thereto.

         (g) Deferrals: An amount credited, in accordance with a Participant's election under Section 3.01, to the Participant's Account in lieu of the payment of an equal amount of cash compensation to the Participant.

         (h) Employee: A person who is regularly employed by a Participating Employer (as distinguished from a pension, retirement allowance, severance pay, retainer, commission, fee under a contract or other arrangement, or hourly, piecework or other wage) and is enrolled on the active employment rolls of the Participating Employer.

         (i) ERISA: The Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.

         (j) Exchange Act: The Securities Exchange Act of 1934, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.

         (k) Investment Options: The hypothetical investment accounts that the Committee may from time to time establish, which may, but need not, be based upon one or more of the investment options available under the Visteon Investment Plan. The Committee may determine to discontinue any previously established Investment Option, may make an Investment Option available only for reallocations or transfer of Account balances out of it, and may determine the timing for any applicable "sunset" period.

         (l) Limitations: The limitations on benefits and/or contributions imposed on qualified plans by Section 415 and Section 401(a)(17) of the Code.

         (m) Participant: Subject to Section 2.02, a common law Employee of a Participating Employer who has been designated by the Committee as being eligible to participate in this Plan and, where the context so requires, a former Employee entitled to receive a benefit hereunder.

         (n) Participating Employer: The Company and any subsidiary a majority of the voting stock of which is owned directly or indirectly by the Company or a limited liability company a majority of the membership interest of which is owned directly or indirectly by the Company, that with the consent of the Committee, participates in the Plan for the benefit of one or more Participants in its employ.

         (o) Visteon Common Stock: The common stock of the Company.

         (p) Visteon Common Stock Fund: The Visteon Common Stock Fund that is an available investment option under the Visteon Investment Plan.

         (q) Visteon Investment Plan: The Visteon Investment Plan, as amended and in effect from time to time.

         (r) Visteon Stock Units: The hypothetical stock units having a value based primarily on the value of Visteon Common Stock. To the extent that a cash dividend would have been payable with respect to the Visteon Stock Units had the units been actual shares of Visteon Common Stock, the amount of the cash dividend shall be converted to Visteon Stock Units and credited to the Participant's Account as such.

         Section 1.02. Construction and Applicable Law.

         (a) Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.

         (b) This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Delaware to the extent such laws are not preempted by federal law. In case any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, but the Plan shall, to the extent possible, be construed and enforced as if the illegal or invalid provision had never been inserted.

                           ARTICLE II. PARTICIPATION

         Section 2.01. Eligibility.

                  An Employee shall become a Participant in the Plan only if the Employee has been designated for participation under the terms of the Plan or by the Committee.

         Section 2.02. Certain Transfers of Employment.

                  If directed by the Committee, a Participant whose employment is transferred to a corporation or other entity (the "Transferee Employer") that is not a Participating Employer, but in which the Company or an affiliate of the Company holds an ownership interest, then until the earliest to occur of (a) the date on which the Participant ceases to be employed by such Transferee Employer,
(b) the date on which the Company or an affiliate of the Company no longer holds an ownership interest in the Transferee Employer, or (c) such other date determined by the Committee, the Participant shall be treated as if he or she were still actively employed by a Participating Employer. The foregoing rule shall apply only for the purpose of determining whether the Participant has terminated employment for purposes of the distribution provisions of Section 4.04; it shall not apply, and the Participant shall not be entitled to make additional Deferrals and/or receive additional benefits with respect to remuneration attributable to services rendered with the Transferee Employer (other than deemed investment gain or loss in accordance with Section 4.03). The Committee may promulgate such additional rules as may be necessary or desirable in connection with any such transfer of employment.

                   ARTICLE III. MATCHING CONTRIBUTION CREDITS

         Section 3.01. Matching Contribution Credits. If contributions by or on behalf of a Participant under the Visteon Investment Plan, and the related Company matching contributions under the Visteon Investment Plan, for any plan year beginning on or after July 1, 2000, are restricted in order to comply with the Limitations, there shall be credited to the Participant's Account an amount equal to the difference between (i) the matching contribution which would have been made under the Visteon Investment Plan based upon the Participant's actual elections under that plan had the Participant's elections been applied without regard to the Limitations, and (ii) the matching contribution actually allocated to the Participant's account under the Visteon Investment Plan for the plan year.

                ARTICLE IV. ACCOUNTING, HYPOTHETICAL INVESTMENT

                                AND DISTRIBUTION

         Section 4.01. Accounting.

         A Participant Account balance at any point in time shall be equal to:

         (a) the bookkeeping amount (if any) credited to the Participant as of June 30, 2000 under the Ford Motor Company Benefit Equalization Plan (defined contribution component) and transferred in book entry form to this Plan; plus

         (b) any amounts credited to the Participant's Account on or after July 1, 2000 under the terms of this Plan, plus (or minus)

         (c) increases (or decreases) in value, as the case may be, to reflect deemed investment gain or loss that would have occurred had the Participant's Account been invested in accordance with Sections 4.02 and 4.03 below; minus

         (d) any withdrawals or distributions from the Account.

         Section 4.02. Hypothetical Investment of Participant Accounts.


         (a) Deemed Investment of Matching Contribution Credits. Subject to a Participant's right to reallocate the deemed investment of his Account in accordance with subsection (b) below, all Matching Contribution Credits under
Section 3.01 (the "Convertible Amount") shall be treated as if they were invested in the Visteon Common Stock Fund. Accordingly, the Convertible Amount shall be converted, for record keeping purposes, into whole and fractional Visteon Stock Units in accordance with the rules applicable to the purchase of units under the Visteon Common Stock Fund. Likewise, any dividends that would have been payable on the Visteon Stock Units credited to a Participant's Account had such Units been actual shares of Visteon Common Stock shall be converted, for record keeping purposes, into whole and fractional Visteon Stock Units in accordance with the rules applicable to the purchase of units under the Visteon Common Stock Fund.

         (b) Reallocation of Account. In accordance with rules prescribed by the Committee, each Participant may elect to reallocate his or her Account among the Investment Options. When selecting more than one Investment Option, the Participant shall designate, in whole multiples of 1% or such other percentage determined by the Committee, the percentage of his or her Account that is deemed to be invested in each Investment Option after the investment reallocation is given effect. A Participant's reallocation election, once effective, shall remain in effect unless and until modified by a subsequent election that becomes effective in accordance with the rules of this subsection. Other than a reallocation of a Participant's Account pursuant to a revised investment election submitted by the Participant, the deemed investment allocation of a Participant will not be adjusted to reflect differences in the relative deemed investment return realized by the various Investment Options that the Participant has designated.

         Section 4.03. Deemed Investment Gain or Loss. On a daily basis or such other basis as the Committee may prescribe, the Account of each Participant will be credited (or charged) based upon the investment gain (or loss) that the Participant would have realized with respect to his or her Account had the Account been invested in accordance with the terms of the Plan and any investment reallocation elections made by the Participant. Unless otherwise determined by the Committee, where an Investment Option is also an available investment option under the Visteon Investment Plan, the methodology for valuing the Investment Option under this Plan and for calculating amounts to be credited or debited or other adjustments to any Account with respect to that Investment Option shall be the same as the methodology used for valuing the corresponding investment option under the Visteon Investment Plan.

         Section 4.04. Distribution,

         The balance in a Participant's Account shall be paid, in cash, by the Participating Employer to the Participant, or if the Participant is deceased, to the Participant's Beneficiary. Payment shall be made as soon as practicable after the Participant's death, retirement or other termination of employment. The amount of the payment shall be equal to the amount credited to the Participant's Account at the time of distribution as determined under this
Article IV.

         Section 4.05. Accounts are For Record Keeping Purposes Only.

         Plan Accounts and the record keeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Participant under the Plan, and shall not constitute or imply an obligation on the part of a Participating Employer to fund such benefits. In any event, a Participating Employer may, in its discretion, set aside assets equal to part or all of such account balances and invest such assets in Visteon Common Stock, life insurance or any other investment deemed appropriate. Any such assets shall be and remain the sole property of the Participating Employer, and a Participant shall have no proprietary rights of any nature whatsoever with respect to such assets.

            ARTICLE V. RULES WITH RESPECT TO VISTEON COMMON STOCK AND
                              VISTEON STOCK UNITS

         Section 5.01. Transactions Affecting Visteon Common Stock.


In the event of any merger, share exchange, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure of the Company affecting Visteon Common Stock, the Committee may make appropriate equitable adjustments with respect to the Visteon Stock Units (if any) credited to the Account of each Participant, including without limitation, adjusting the number of such Units or the date as of which such units are valued and/or distributed, as the Committee determines is necessary or desirable to prevent the dilution or enlargement of the benefits intended to be provided under the Plan.

         Section 5.02. No Shareholder Rights With Respect to Visteon Stock
Units.

                  Participants shall have no rights as a stockholder pertaining to Visteon Stock Units credited to their Accounts.

                         ARTICLE VI. GENERAL PROVISIONS

         Section 6.01. Administration.


         (a) The Committee shall administer and interpret the Plan and supervise preparation of Participant elections, forms, and any amendments thereto. To the extent necessary to comply with applicable conditions of Rule 16b-3, the Committee shall consist of not less than two members of the Board, each of whom is also a director of the Company and qualifies as a "non-employee director" for purposes of Rule 16b-3. If at any time the Committee shall not be in existence or not be composed of members of the Board who qualify as "non-employee directors", then all determinations affecting Participants who are subject to
Section 16 of the Exchange Act shall be made by the full Board, and all determinations affecting other Participants shall be made by the Board or an officer appointed by the Board. The Committee may, in its discretion, delegate any or all of its authority and responsibility; provided that the Committee shall not delegate authority and responsibility with respect to non-ministerial functions that relate to the participation by Participants who are subject to
Section 16 of the Exchange Act at the time any such delegated authority or responsibility is exercised. To the extent of any such delegation, any references herein to the Committee shall be deemed references to such delegee. The Committee (or where applicable, the Board) may adopt and modify rules and regulations relating to the Plan as it deems necessary or advisable for the administration of the Plan. If any delegee of the Committee shall also be a Participant or Beneficiary, any determinations affecting the delegee's participation in the Plan shall be made by the Committee.

         (b) The Committee (or where applicable, the Board) shall have the discretionary authority to interpret and construe the Plan, to make benefit determination under the Plan, and to take all other actions that may be necessary or appropriate for the administration of the Plan. Each determination, interpretation or other action made or taken pursuant to the provisions of the Plan by the Committee shall be final and shall be binding and conclusive for all purposes and upon all persons, including, but without limitation thereto, the Company, its stockholders, the Participating Employers, the directors, officers and employees of the Company or a Participating Employer, the Plan participants, and their respective successor in interest.

         Section 6.02. Restrictions to Comply with Applicable Law.

         Notwithstanding any other provision of the Plan, the Company shall have no liability to make any payment under the Plan unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. In addition, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. The Committee shall administer the Plan so that transactions under the Plan will be exempt from Section 16 of the Exchange Act, and shall have the right to restrict or prohibit any transaction to the extent it deems such action necessary or desirable for such exemption to be met.

         Section 6.03. Claims Procedures.

         (a) If a Participant or Beneficiary believes that he or she has not received the full benefit provided for in the Plan, the Participant or Beneficiary may file a claim for benefits with the Committee. If the Committee denies the claim, the Committee shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the Plan section on which the denial is based, such other information as may be pertinent and a description of the procedures to be followed by the claimant in obtaining a review of his or her claim. For purposes of this subsection, the claimant's claim shall be deemed filed when presented in writing to the Committee and the Committee's explanation shall be provided to the claimant within ninety (90) days of the date the claim is filed.

         (b) The claimant shall be provided sixty (60) days following his or her receipt of the denial of the claim to file a written request for appeal to the Committee. The claimant and his or her representative may present additional information or documents pertinent to the Committee's review. The Committee shall decide the issue on appeal, which decision shall be final, and furnish the claimant with a written decision of his or her claim on review within sixty (60) days of receipt of claimant's request for appeal. The Committee's decision shall indicate the specific reasons for the decision and the pertinent provisions of the Plan on which the decision is based. If the Committee does not furnish a written decision to the claimant within such sixty (60) day period, the claim shall be deemed denied on appeal.

         Section 6.04. Participant Rights Unsecured.

         (a) Unsecured Claim. The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his Account or any other specific assets of a Participating Employer. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a Participant hereunder are exercisable during the Participant's lifetime only by him or his guardian or legal representative.

         (b) Contractual Obligation. The Company may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan. However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of a Participating Employer shall be deemed to be secured by any pledge of, or other encumbrance on, any property of a Participating Employer. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between a Participating Employer and any Participant or Beneficiary, or any other person.

         Section 6.05. Income Tax Withholding.

         The Company shall withhold from any benefit payment amounts required to be withheld for Federal and State income and other applicable taxes.

         Section 6.06. Amendment or Termination of Plan.

         There shall be no time limit on the duration of the Plan. The Board (or where specified herein, the Committee) may at any time amend or terminate the Plan; provided, however, that no amendment or termination may reduce or eliminate any Account balance accrued to the date of such amendment or termination (except as such Account balance may be reduced as a result of investment losses allocable to such Account).

         Section 6.07. Effect of Inimical Conduct. Anything contained in the Plan notwithstanding, all rights of a Participant under the Plan to receive distribution of all or any part of his or her Account shall cease on and as of the date on which it has been determined by the Committee that such Participant at any time (whether before or subsequent to termination of such

Participant's employment) acted in a manner inimical to the best interests of the Company or a subsidiary or affiliate thereof.

         Section 6.08. No Assignment of Benefits. No rights or benefits under the Plan shall, except as otherwise specifically provided by law, be subject to assignment (except for the designation of beneficiaries pursuant to subsection
(b) of Section 1.01), nor shall such rights or benefits be subject to attachment or legal process for or against a Participant or his or her Beneficiary.

         Section 6.09. Administrative Expenses.

         Costs of establishing and administering the Plan will be paid by the Participating Employers.

         Section 6.10. Effect on Other Employee Benefit Plans.

         Deferrals credited to a Participant's Account under this Plan shall not be considered "compensation" for the purpose of computing benefits under any qualified retirement plan maintained by a Participating Employer, but shall be considered compensation for welfare benefit plans, such as life and disability insurance programs sponsored by a Participating Employer, unless otherwise specifically provided by the terms of such plan.

         Section 6.11. Successors and Assigns.

         This Plan shall be binding upon and inure to the benefit of the Participating Employers, their successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.